SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

The Knot, Inc.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

499184109
(CUSIP Number)

May 31, 2008
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

X	Rule 13d-1(b)

Rule 13d-1(c)

Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

PAGE 1 OF 8 PAGES

CUSIP No. 499184109

1	NAME OF REPORTING PERSON
Manulife Financial Corporation

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*			(a) 
(b) 
N/A

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Canada

		5	SOLE VOTING POWER
-0-

Number of		6	SHARED VOTING POWER
Shares
Beneficially			-0-
Owned by

	Each	7	SOLE DISPOSITIVE POWER
Reporting
Person			-0-
With

		8	SHARED DISPOSITIVE POWER
-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
None, except through its indirect, wholly-owned subsidiaries, MFC Global Investment Management (U.S.A.) Limited
and MFC Global Investment Management (U.S.), LLC

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
N/A

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
See line 9 above.

12	TYPE OF REPORTING PERSON*
HC

*SEE INSTRUCTIONS PAGE 2 OF 8 PAGES

CUSIP No. 499184109

1	NAME OF REPORTING PERSON
MFC Global Investment Management (U.S.A.) Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*			(a)
(b)
N/A

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Canada

		5	SOLE VOTING POWER
11,792

Number of		6	SHARED VOTING POWER
Shares
Beneficially			-0-
Owned by

	Each	7	SOLE DISPOSITIVE POWER
Reporting
Person			11,792
With

		8	SHARED DISPOSITIVE POWER
-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11,792

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
N/A

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
0.04%

12	TYPE OF REPORTING PERSON*
IA

*SEE INSTRUCTIONS PAGE 3 OF 8 PAGES

CUSIP No. 499184109

1	NAME OF REPORTING PERSON
MFC Global Investment Management (U.S.), LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*			(a)
(b)
N/A

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

		5	SOLE VOTING POWER
3,293,349

Number of		6	SHARED VOTING POWER
Shares
Beneficially			-0-
Owned by

	Each	7	SOLE DISPOSITIVE POWER
Reporting
Person			3,293,349
With

		8	SHARED DISPOSITIVE POWER
-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,293,349

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
N/A

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
10.33%

12	TYPE OF REPORTING PERSON*
IA

*SEE INSTRUCTIONS PAGE 4 OF 8 PAGES

Item 1(a)	Name of Issuer:
The Knot, Inc.

Item 1(b)	Address of Issuer's Principal Executive Offices:
462 Broadway, 6th Floor
New York, New York 10013

Item 2(a)	Name of Person Filing:
This filing is made on behalf of Manulife Financial Corporation (“MFC”) and MFC’s indirect, wholly-owned subsidiaries, MFC Global Investment Management (U.S.A.) Limited
(“MFC Global (U.S.A.)”) and MFC Global Investment Management (U.S.), LLC (“MFC
Global (U.S.)”).

Item 2(b)	Address of Principal Business Office:
The principal business offices of MFC and MFC Global (U.S.A.) are located at 200 Bloor
Street East, Toronto, Ontario, Canada, M4W 1E5.
The principal business office of MFC Global (U.S.) is located at 101 Huntington Avenue,
Boston, Massachusetts 02199.

Item 2(c)	Citizenship:
MFC and MFC Global (U.S.A.) are organized and exist under the laws of Canada.
MFC Global (U.S.) is organized and exists under the laws of the State of Delaware.

Item 2(d)	Title of Class of Securities:
Common Stock

Item 2(e)	CUSIP Number:
499184109

Item 3	If this statement is being filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

	MFC:	(g) (X)	a parent holding company in accordance with
§240.13d-1(b)(1)(ii)(G).

	MFC Global (U.S.A.):	(e) (X)	an investment adviser in accordance with
§240.13d-1(b)(1)(ii)(E).

	MFC Global (U.S.):	(e) (X)	an investment adviser in accordance with
§240.13d-1(b)(1)(ii)(E).

Item 4	Ownership:

(a) Amount Beneficially Owned: MFC Global (U.S.A.) has beneficial ownership of 11,792 shares of Common Stock and MFC Global (U.S.) has beneficial ownership of 3,293,349 shares of Common Stock. Through its parent-subsidiary relationship to MFC Global
(U.S.A.) and MFC Global (U.S.), MFC may be deemed to have beneficial ownership of these same shares.

PAGE 5 OF 8 PAGES

(b) Percent of Class: Of the 31,896,231 shares outstanding as of May 5, 2008, according to the issuer's Quarterly Report on Form 10-Q for the period ended March 31, 2008, MFC
Global (U.S.A.) held 0.04% and MFC Global (U.S.) held 10.33%.

(c) Number of shares as to which the person has:

(i) sole power to vote or to direct the vote:
MFC Global (U.S.A.) and MFC Global (U.S.) each has sole power to vote or to direct the voting of the shares of Common Stock beneficially owned by each of them.

(ii) shared power to vote or to direct the vote: -0-

(iii) sole power to dispose or to direct the disposition of:
MFC Global (U.S.A.) and MFC Global (U.S.) each has sole power to dispose or to direct the disposition of the shares of Common Stock beneficially owned by each of them.

(iv) shared power to dispose or to direct the disposition of: -0-

Item 5	Ownership of Five Percent or Less of a Class:
Not applicable.

Item 6	Ownership of More than Five Percent on Behalf of Another Person:
Not applicable.

Item 7	Identification and Classification of the Subsidiary which Acquired the Security Being
Reported on by the Parent Holding Company:
See Items 3 and 4 above.

Item 8	Identification and Classification of Members of the Group:
Not applicable.

Item 9	Notice of Dissolution of Group:
Not applicable.

Item 10	Certification:
By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

PAGE 6 OF 8 PAGES

SIGNATURE

     After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Manulife Financial Corporation

	By:	/s/ Kenneth G. Pogrin
	Name:	Kenneth G. Pogrin
Dated: June 9, 2008	Title:	Attorney in Fact*

MFC Global Investment Management (U.S.A.) Limited

	By:	/s/ Kenneth G. Pogrin
	Name:	Kenneth G. Pogrin
Dated: June 9, 2008	Title:	Attorney in Fact**

MFC Global Investment Management (U.S.), LLC

	By:	/s/ Francis V. Knox Jr.
	Name:	Francis V. Knox Jr.
Dated: June 9, 2008	Title:	Vice President and Chief Compliance
Officer

* Signed pursuant to a Power of Attorney dated January 17, 2008 included as an Exhibit to Schedule 13G filed with the Securities and Exchange Commission by Manulife Financial Corporation on January 24, 2008.

** Signed pursuant to a Power of Attorney dated January 24, 2008 included as an Exhibit to Schedule 13G filed with the Securities and Exchange Commission by Manulife Financial Corporation on January 28, 2008.

PAGE 7 OF 8 PAGES

EXHIBIT A

JOINT FILING AGREEMENT

     Manulife Financial Corporation, MFC Global Investment Management (U.S.A.) Limited and MFC Global Investment Management (U.S.), LLC agree that the Schedule 13G (Amendment No. 1) to which this Agreement is attached, relating to the Common Stock of The Knot, Inc., is filed on behalf of each of them.

Manulife Financial Corporation

	By:	/s/ Kenneth G. Pogrin
	Name:	Kenneth G. Pogrin
Dated: June 9, 2008	Title:	Attorney in Fact*

MFC Global Investment Management (U.S.A.) Limited

	By:	/s/ Kenneth G. Pogrin
	Name:	Kenneth G. Pogrin
Dated: June 9, 2008	Title:	Attorney in Fact**

MFC Global Investment Management (U.S.), LLC

	By:	/s/ Francis V. Knox Jr.
	Name:	Francis V. Knox Jr.
Dated: June 9, 2008	Title:	Vice President and Chief Compliance
Officer

* Signed pursuant to a Power of Attorney dated January 17, 2008 included as an Exhibit to Schedule 13G filed with the Securities and Exchange Commission by Manulife Financial Corporation on January 24, 2008.

** Signed pursuant to a Power of Attorney dated January 24, 2008 included as an Exhibit to Schedule 13G filed with the Securities and Exchange Commission by Manulife Financial Corporation on January 28, 2008.

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